                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement      [_] Confidential, for Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                         Kewaunee Scientific Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to
   Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:

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

                         KEWAUNEE SCIENTIFIC CORPORATION
                             2700 West Front Street
                     Statesville, North Carolina 28677-2927



William A. Shumaker
President and
Chief Executive Officer

                                                                   July 17, 2002

TO OUR STOCKHOLDERS:

       You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the "Company"), which will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 28, 2002, at 10:00 A.M. Central Daylight Time.

       At the meeting, management will review with you the Company's past year's performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

       To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

       The Company's 2002 Annual Report to Stockholders is enclosed.


                                Sincerely yours,

                                /s/ William  A. Schumaker

                         KEWAUNEE SCIENTIFIC CORPORATION
                            ________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  to be held on
                                August 28, 2002

          The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 28, 2002, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

          (1)  To elect two Class I directors and one Class III director; and

          (2) To transact such other business as may properly come before the meeting.

          Stockholders of record at the close of business on July 5, 2002 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

          It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                            D. MICHAEL PARKER
                                            Secretary

July 17, 2002

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

            Please vote, date and sign the enclosed proxy and return
                     it promptly in the enclosed envelope.
--------------------------------------------------------------------------------

                         KEWAUNEE SCIENTIFIC CORPORATION

                                 PROXY STATEMENT

          The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the "Company") for use at the annual meeting of stockholders of the Company to be held on the 37th floor of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 28, 2002, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

          The Company's principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

          The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 17, 2002.

                              ELECTION OF DIRECTORS

          Two Class I directors and one Class III director are to be elected at the meeting. Directors in two classes are to be elected to keep the three classes of directors as nearly equal in number as possible. The Board of Directors, at its meeting on June 18, 2002, upon the recommendation of the Nominating Committee, selected Wiley N. Caldwell and Silas Keehn as nominees for re-election at the annual meeting to serve as Class I directors for three-year terms and selected Margaret Barr Bruemmer as a nominee for re-election to serve as a Class III director for a two-year term. Each of the nominees are serving as directors as of the date of this Proxy Statement. The current Class II and III directors named below have terms which expire in 2003 and 2004, respectively.

          The three nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the three nominees named below. If due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Class I directors will serve until the annual meeting of stockholders in 2005.
     The following directors have been nominated for re-election as Class I directors:

WILEY N. CALDWELL, 75, was elected a director of the Company in 1988. From 1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment.

SILAS KEEHN, 72, was elected a director of the Company in May 2001. From 1981 to 1994, when he retired, he was President of the Federal Reserve Bank of Chicago. He is also a director of the Chicago Board Options Exchange and the National Futures Association.

Class II directors will continue to serve until the annual meeting of stockholders in 2003. The following directors are serving as Class II directors:

JOHN C. CAMPBELL, JR., 59, was elected a director of the Company in 1973. Since
     May 1995, Mr. Campbell has been engaged in private consulting. From May 1992 to May 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc. of Arlington, Texas, a manufacturer of specialty equipment for children's playgrounds.

JAMES T. RHIND, 80, was elected a director of the Company in 1966. Since January
     1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

WILLIAM A. SHUMAKER, 54, has served as President of the Company since August
     1999 and Chief Executive Officer since September 2000. He was elected a director of the Company in February 2000. He served as the Company's Chief Operating Officer from August 1998, when he was also elected Executive Vice President, until September 2000. He served as General Manager of the Company's Laboratory Products Group from February 1998 until August 1998. He joined the Company in December 1993 as Vice President of Sales and Marketing.

Class III directors will serve until the annual meeting of stockholders in 2004.
     Ms. Bruemmer, currently serving as a director, has been nominated for re-election as a Class III director; Mr. Manchester is currently serving as a Class III director:

MARGARET BARR BRUEMMER, 50, was elected a director of the Company in February
     1995. Ms. Bruemmer has been engaged in the practice of law in Milwaukee, Wisconsin as a sole practitioner for more than five years and has been Trustee of the Allis-Chalmers Corporation Product Liability Trust since June 1996.

ELI MANCHESTER, JR., 71, was elected a director of the Company in November 1990.
     He was elected President and Chief Executive Officer of the Company in July 1990. In August 1999 he was elected Chairman of the Board, retaining the position of Chief Executive Officer. In September 2000, he relinquished the position of Chief Executive Officer, retaining the position of Chairman.

          Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. Rhind.

          The Board of Directors, under the Company's bylaws, has set the size of the Board of Directors at seven members, divided into three classes. The Company's certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

        The Board of Directors recommends a vote FOR the election of each of the foregoing nominees for director.

Meetings and Committees of the Board

          The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company's business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the President and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company's fiscal year ended April 30, 2002, the Board of Directors held five meetings.

          The four standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee and the Financial/Planning Committee, the functions and membership of which are described below.

          The Executive Committee, consisting of Messrs. Rhind (Chairman), Campbell, Manchester and Shumaker and Ms. Bruemmer, exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. It also acts as the Nominating Committee of the Board. The Nominating Committee's function is to make recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Corporate Secretary. The Executive Committee met four times during the Company's last fiscal year.

          The Audit Committee, consisting of Messrs. Keehn (Chairman), Campbell and Rhind, each a non-employee director, performs the responsibilities and duties described in the Company's Audit Committee Charter and is responsible for recommending annually to the Board a firm of independent public accountants; reviewing the overall scope of audits and the annual financial statements of the Company and reporting to the full Board on the Committee's conclusions; and making inquiries of the independent accountants and the Company's financial officers and reporting to the full Board concerning accounting methods, policies and financial and operating controls. Mr. Keehn was elected a member and Chairman of the Audit Committee in May 2002 to fill the vacancy on the Committee created by the resignation of Kingman Douglass as of April 30, 2002. The Audit Committee met once during the Company's last fiscal year. The Company's Audit Committee Charter was amended in June 2002 to provide for meetings of the Audit Committee on at least a quarterly basis.

          The Compensation Committee, consisting of Messrs. Caldwell (Chairman), Keehn and Rhind and Ms. Bruemmer considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. Ms. Bruemmer was elected a member of the Compensation Committee in May 2002 to fill the vacancy on the Committee created by the resignation of Kingman Douglass as of April 30, 2002. The Compensation Committee met once during the Company's last fiscal year.

          The Financial/Planning Committee, consisting of Messrs. Manchester (Chairman), Caldwell, Keehn and Shumaker and Ms. Bruemmer, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company's strategic plan and certain major expenditures of the Company. The Financial/Planning Committee also reviews the investment results of the Company's retirement plans. The Financial/Planning Committee met three times during the Company's last fiscal year.

          In the Company's last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

Compensation Committee Interlocks and Insider Participation

          As noted above, the Compensation Committee consists of Messrs. Caldwell, Keehn and Rhind and Ms. Bruemmer. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. Mr. Rhind is of counsel to the law firm of Bell, Boyd & Lloyd LLC, which serves as counsel to the Company.

Director Compensation

          Each director who is not an employee of the Company receives for his services as such an annual retainer of $17,000 plus a fee of $1,000 for each day of Board and/or committee meetings attended, a multiple-meeting fee of $1,250 and a $500 fee for telephone meetings. In addition, the Chairmen of the Audit and Compensation Committees receive an annual fee of $1,500. Payment of such fees may be deferred at the request of a director. All directors are reimbursed for their expenses for each Board and committee meeting attended. Under the Company's 1993 Stock Option Plan for Directors, each of the Company's non-employee directors was granted a one-time option to purchase 5,000 shares of the Company's common stock. These options are exercisable in 25% increments on August 1 of each of the next four years after the date of grant and have since been exercised in full by each director, with the exception of Mr. Keehn, who was granted his option in May 2001.

          Non-employee directors may also elect to participate in the Company's health insurance program. During the last fiscal year, Mr. Campbell participated in this program.

          Directors who are employees of the Company receive no compensation for serving as directors.

                             EXECUTIVE COMPENSATION

Certain Summary Compensation Information

          The following table sets forth certain information for each of the fiscal years ended April 30, 2002, April 30, 2001 and April 30, 2000, with respect to the compensation of the Chief Executive Officer and the Company's four other most highly compensated executive officers (the "named executive officers") in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE


                                                                                 Long-Term
                                                                            Compensation Awards
                                                                            -------------------
                                                 Annual Compensation            Securities        All Other
Name and                       Fiscal     ---------------------------------     Underlying      Compensation
Principal Position              Year      Salary ($)  Bonus ($)  (Other ($)     Options (#)       ($) (1)
------------------              ----      ----------  ---------   ---------     -----------       -------
William A. Shumaker (2)         2002        239,167           -           -        10,000          9,567
  President and Chief           2001        216,092           -           -         7,500          8,644
  Executibe Officer             2000        192,200           -           -         5,000          7,688

D. Michael Parker               2002        161,833           -           -         6,000          6,473
  Senior Vice President-        2001        151,736           -           -         5,000          6,069
  Finance, Chief Financial      2000        138,130           -           -         4,000          5,525
  Officer, Treasurer and
  Secretary

Roger L. Eggena (3)             2002        124,000      42,264           -         3,000          6,651
  Vice President-               2001        117,900           -           -         2,000          4,716
  Manufacturing                 2000        110,754           -           -         2,000          4,430

Kurt P. Rindoks                 2002        132,002      44,612           -         3,000          7,065
  Vice  President-Engineering   2001        125,666           -           -         3,000          5,027
  & Product Development         2000        119,864           -           -         3,000          4,795

Kenneth E. Sparks (4)           2002        129,375           -           -         3,000          5,175
  Vice President,               2001        117,236      28,944           -         2,000          5,847
  General Manager               2000        111,459      47,981           -         2,000          6,378
  Technical Furniture Group

------------------------
(1) The amount listed for each named executive officer consists of the total matching contributions made by the Company during the year on behalf of that executive officer to the Company's Incentive Savings Plan and Executive Deferred Compensation Plan.
(2) Mr. Shumaker was named Chief Executive Officer, effective September 1, 2000 and was elected President in August 1999.
(3) Mr. Eggena was elected a Vice President of the Company, effective August 23, 2000.
(4) Mr. Sparks was elected a Vice President of the Company, effective February 27, 2001.

Option Grants in Last Fiscal Year

     The following table sets forth certain information with respect to options granted under the Company's 2000 Key Employee Stock Option Plan during fiscal year 2002 to each named executive officer.

                        OPTION GRANTS IN FISCAL YEAR 2002

                                # of         % of Total                              Potential Realized Value
                             Securities        Options                                at Assumed Annual Rates
                             Underlying      Granted to   Exercise                 of Stock Price Appreciation
                               Options        Employees   Price Per   Expiration        for Option Term (2)
                                                                                        -------------------
          Name               Granted (1)   in Fiscal Year Share ($)      Date          5% ($)      10% ($)
          ----               -----------   -------------- ---------      ----          ------      -------
   William A. Shumaker           10,000          24.5       9.55        8/22/11        60,060      152,201
   D. Michael Parker              6,000          14.7       9.55        8/22/11        36,036       91,321
   Roger L. Eggena                3,000           7.4       9.55        8/22/11        18,018       45,660
   Kurt P. Rindoks                3,000           7.4       9.55        8/22/11        18,018       45,660
   Kenneth E. Sparks              3,000           7.4       9.55        8/22/11        18,018       45,660

-----------------
(1) All options were granted at fair market value on the grant date. Options become exercisable in 25% increments on the first through fourth anniversaries of the grant date. Exercisability of options is accelerated in the event of a "change of control" of the Company as defined in the Plan.

(2) These amounts represent hypothetical gains that could be achieved for options if they are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options are granted to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's common stock and the optionee's continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Holdings

     The following table sets forth certain information with respect to options exercised during fiscal year 2002 by the named executive officers and with respect to options held at the end of the year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND OPTION VALUES AT FISCAL YEAR-END

                                                        Number of Securities        Value of Unexercised
                                                       Underlying Unexercised       In-the-Money Options
                           Shares                     Options at April 30, 2002    at April 30, 2002 ($)(2)
                          Acquired        Value       -------------------------    ------------------------
       Name             on Exercise  Realized ($)(1) Exercisable   Unexercisable  Exercisable  Unexercisable
       ----             -----------  --------------- -----------   -------------  -----------  -------------
William A. Shumaker        5,000          30,100          16,124       19,375        40,622        13,734
D. Michael Parker          2,500          12,031          13,750       12,750        40,856         8,531
Roger L. Eggena                -               -           3,000        6,000           462         4,087
Kurt P. Rindoks                -               -           7,250        7,500        10,687         4,556
Kenneth E. Sparks              -               -           1,875        5,625           462         4,087

____________________
(1) Based on the difference between the exercise price and the fair market value of the Company's stock at the date of exercise.
(2) Based on the difference between the closing price of the Company's stock on April 30, 2002 and the exercise price of the options for each optionee.

Retirement Plan

     The named executive officers of the Company participate in the Company's Retirement Plan. The Retirement Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). The benefit amount is calculated as 40% of the 10-year final average annual compensation minus 50% of the Primary Social Security Benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Retirement Plan may elect among several payment alternatives.

     The following table shows estimated annual benefits payable to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based upon the assumption that the Retirement Plan will continue in effect, without change, that the participant retires at age 65, and that the participant does not elect any alternate payment option under the Retirement Plan. To the extent ERISA rules restrict the amount otherwise payable under the Plan, the amount in excess of the restrictions will be paid by the Company under the provisions of the Company's Pension Equalization Plan. At April 30, 2002, the credited years of service under the Retirement Plan for Messrs. Shumaker, Parker, Eggena, Rindoks, and Sparks were 8.6, 11.7, 5.0, 17.5, and 4.6, respectively.

                                                     Years of Service
Final Average      ----------------------------------------------------------------------
Compensation           10         15          20          25           30          35
------------           --         --          --          --           --          --
  $500,000         $  63,350  $  95,020  $  126,690   $  158,370   $  190,040  $  190,040
   400,000            50,010     75,020     100,030      125,030      150,040     150,040
   300,000            36,680     55,020      73,360       91,700      110,040     110,040
   200,000            23,350     35,020      46,690       58,370       70,040      70,040
   100,000            10,010     15,020      20,030       25,030       30,040      30,040

                            _______________________

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation", "Audit Committee Report" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board, which consists of four non-employee directors of the Company, considers and provides recommendations to the full Board of Directors with respect to salaries and other compensation programs for executive officers of the Company.

     The objective of the Company's executive compensation program is to attract, motivate, reward and retain management talent critical to the Company's achievement of its objectives. Salaries and other compensation for the Company's executive officers are based on each executive officer's responsibilities, level of experience, and performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other most highly compensated officers to $1 million per year for each such executive. These deductibility levels are not relevant to the Company at the current levels of compensation of its executive officers.

Executive Officer Compensation

     The Company's compensation program for executive officers has four principal components which are discussed below.

Base Salary

     The base salary of each of the executive officers, other than the Chief Executive Officer, is determined after considering the compensation levels of management personnel with similar responsibilities at other companies, utilizing compensation surveys for manufacturing and service companies with generally similar annual sales volume. As these surveys are broad-based, they include companies other than those comprising the Similar Market Capitalization Index used in the Performance Graph below. Using the compensation surveys, a salary range consisting of minimum, mid-point and maximum reference points is established for each executive officer. The base salary for each executive officer is then determined by considering the particular qualifications of the executive holding the position, his level of experience, and his sustained performance over time.

Annual Incentive Compensation

     All of the Company's executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company, based primarily on the attainment of earnings goals established in the incentive bonus plan and, to a lesser extent, on the executive officer's achievement of established personal goals to the degree determined by the Board of Directors upon the recommendation of the Chief Executive Officer.

     At the beginning of each fiscal year, the Board of Directors approves earnings goals for the Company for such year and, upon recommendation of the Compensation Committee, establishes specified percentages of the executive officers' beginning-of-the-year base salaries that will be available for bonuses if the Company and/or its operating segments achieves specified earnings goals and the executive officers achieve their personal goals. The percentages increase as the earnings reach various established levels. The only executive officers who qualified for cash bonuses under the incentive bonus plan for fiscal year 2002 were those whose earnings goals were tied to earnings goals for the Company's Laboratory Products Group; namely, Messrs. Eggena and Rindoks.

Stock Option Plans

     The Company uses stock options as its primary long-term incentive plan for executive officers. Stock options provide executive officers with an incentive to improve the operations and increase profits of the Company, along with the opportunity to acquire and build an ownership interest in the Company. The exercise price of stock options may not be less than the fair market value of the Company's common stock on the date of the grant of such option. Individual awards are based on an individual's performance, his or her comparative base salary level and the number of stock option grants previously made. Stock option awards are normally made annually in August by the Board of Directors, based on the recommendations of the Chief Executive Officer, with respect to all stock options other than his own, and the Compensation Committee.

Other Compensation Plans

     Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various group compensation and benefit plans. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

Chief Executive Officer Compensation

     The Chief Executive Officer's compensation includes base salary, incentive compensation, stock options, and benefits under various group plans. The Compensation Committee considers Mr. Shumaker's leadership an important factor in the future success of the Company. In establishing his base salary and stock option grant, the Compensation Committee considers operating results for the prior year and the current year, development of the Company's business through a strong management team, operational improvements, compensation of chief executive officers of other companies with comparable sales, and the price of the Company's common stock. The CEO's annual incentive compensation is determined pursuant to the Company's incentive bonus plan. Mr. Shumaker did not earn a cash bonus under the incentive bonus plan for fiscal year 2002, as the Company did not meet its established consolidated earnings goals.


                                              Compensation Committee Members
                                              Wiley N. Caldwell, Chairman
                                              Margaret Barr Bruemmer
                                              Silas Keehn
                                              James T. Rhind

                             AUDIT COMMITTEE REPORT

          The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended April 30, 2002 with management and the Company's independent accountants, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter for PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the Audit Committee's review of the audited financial statements and the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2002 be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2002 for filing with the Securities and Exchange Commission. All members of the Audit Committee meet the independence standards established by the National Association of Securities Dealers.

Audit Fees

          Fees payable to PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company's financial statements for the year ended April 30, 2002 and for reviews of the financial statements included in the Company's Forms 10-Q for that year are estimated to total $53,000.

Financial Information Systems Design and Implementation Fees

          For the year ended April 30, 2002, PricewaterhouseCoopers LLP did not provide the Company with any professional services in connection with financial information systems design and implementation.

All Other Fees

          For the year ended April 30, 2002, PricewaterhouseCoopers LLP billed the Company approximately $12,500 in connection with the audit of the Company's benefit plans, approximately $25,000 for tax return and tax advisory services and approximately $82,000 for technology consulting services and expenses.

                                                         Audit Committee Members
                                                         Silas Keehn, Chairman
                                                         John C. Campbell, Jr.
                                                         James T. Rhind

PERFORMANCE GRAPH

          The graph below sets forth a comparison of the Company's annual stockholder return with the annual stockholder return of (i) the Nasdaq Market Index, and (ii) an index of Nasdaq, non-financial companies with similar market capitalizations to the Company/1/. The graph is based on an investment of $100 on April 30, 1997 (the last trading day prior to the end of the Company's 1997 fiscal year) in the Company's common stock, assuming dividend reinvestment. The graph is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock. The graph and related data were furnished by Media General Financial Services, Richmond, Virginia.

                  Comparison of 5-Year Cumulative Total Return
              Kewaunee Scientific Corporation, Nasdaq Market Index
                    and Similar Market Capitalization Index

                                    [GRAPH]

                         4/30/97    4/30/98      4/30/99     4/30/00      4/30/01     4/30/02
                         -------    -------      -------     -------      -------     -------
Kewaunee Scientific      100.00      251.04       205.47      279.78       184.77      233.00
Peer Group               100.00       76.09        82.22       66.06        72.18       94.98
Nasdaq Market Index      100.00      148.53       196.14      304.76       170.17      136.74

____________________
/1/ In addition to the Company, the Similar Market Capitalization Index is comprised of the following companies: Amcor Limited; Canterbury Park Holding Corporation; Enterprise Oil PLC; HMG/Courtland Properties Inc.; London Pacific Group, Limited; North Coast Energy, Inc.; P & F Industries, Inc.; TAT Technologies Ltd.; TBA Entertainment Corporation; and Uniview Technologies Corporation. Consistent with the prior year, the Company used for an index Nasdaq non-financial companies with a market capitalization similar to that of the Company. This index was used because there exists no applicable published industry index or line-of-business index, and the Company does not believe it can reasonably identify a peer group of companies in its industry because the Company's primary competitors are either divisions of larger corporations or are privately owned.

                          AGREEMENTS WITH CERTAIN EXECUTIVES

          During fiscal year 2000, the Company entered into agreements with Messrs. Shumaker, Parker and Rindoks that provide for the payment of compensation and benefits in the event of termination of their employment within three years following a Change of Control of the Company, as defined in the agreements. Each executive whose employment is so terminated will receive compensation if the termination of his employment was by the Company or its successor without cause, or by the executive for good reason, as defined in the agreements. Upon such a termination of employment within one year following a Change of Control, the Company or its successor will be required to make, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, a lump-sum cash payment equal to the executive's annual compensation with respect to Mr. Rindoks and two (2) times the executive's annual compensation with respect to Messrs. Shumaker and Parker. Upon a termination of employment occurring after the first anniversary of the date of the Change of Control, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, Mr. Rindoks will be entitled to a lump-sum payment equal to one-half (1/2) of his annual compensation and Messrs. Shumaker and Parker will be entitled to a lump-sum payment equal to their annual compensation.

          In August 1997, the Company entered into a letter agreement with Roger
L. Eggena, currently Vice President of Manufacturing, which provides that if he is terminated without cause, the Company will be obligated to pay him separation pay equal to his current base salary for ten (10) months, reduced by any income earned by him during the payment period.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 2002, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

                                                                   Shares        Percent
                                                                beneficially       of
Name                                                              owned (1)       class
----                                                              ---------       -----
Margaret Barr Bruemmer (2) ...................................     95,544          3.9%
Wiley N. Caldwell ............................................      5,500            *
John C. Campbell, Jr. (3) ....................................     41,667          1.7%
Silas Keehn ..................................................      7,500            *
Eli Manchester, Jr. ..........................................    121,000          4.9%
James T. Rhind (4) ...........................................    391,351         15.8%
William A. Shumaker (5) ......................................     47,279          1.9%
D. Michael Parker (6) ........................................     31,000          1.2%
Kurt P. Rindoks ..............................................     15,285            *
Roger L. Eggena ..............................................      5,250            *
Kenneth E. Sparks ............................................      3,650            *
Directors and executive officers as a group (12 persons) .....    787,603         30.7%

______________________
* Percentage of class is less than 1%.

(1) Includes shares which may be acquired within sixty (60) days from June 30, 2002 upon exercise of options by: Mr. Keehn - 2,500; Mr. Manchester - 17,500; Mr. Shumaker - 22,999; Mr. Parker - 18,500; Mr. Eggena - 5,250; Mr.
     Rindoks - 10,250; Mr. Sparks - 3,650; and all officers and directors as a group - 97,149.
(2) Includes 88,544 shares held by Ms. Bruemmer's husband and 2,000 shares held by her children, as to all of which she disclaims beneficial ownership.
(3) Includes 15,259 shares held by Mr. Campbell's wife, as to which shares he disclaims beneficial ownership.
(4) Includes 243,079 shares held by Mr. Rhind's wife, Laura Campbell Rhind, 44,080 shares held by a trust under the will of Ruth Haney Campbell, as to which Mrs. Rhind is a trustee and beneficiary, 44,910 shares held by two trusts of which Mr. Rhind is sole trustee, and 12,000 shares owned by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. Rhind disclaims beneficial ownership of all of such shares.
(5) Includes 24,080 shares in which Mr. Shumaker shares voting and investment power.
(6)  Includes 12,500 shares in which Mr. Parker shares voting and investment power.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 2002, by each person who is known by management of the Company to have been the "beneficial owner" of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

                                                      Shares          Percent
                                                   beneficially         of
Name                                                  owned            class
----                                              --------------       -----

Elizabeth B. Gardner ...........................    212,069(1)          8.6%
Laura Campbell Rhind ...........................    391,351(2)         15.8%
Dimensional Fund Advisors, Inc. ................    153,200(3)          6.2%
Ernest and Patricia R. Ohnell ..................    166,700(4)          6.7%

__________________________
(1) Includes 64,093 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 12,925 shares held by Mrs. Gardner's husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner's address is 42 Logan Terrace, Golf, Illinois 60029.

(2) Includes 44,080 shares held as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, 92,192 shares held by Mr. Rhind personally or as trustee and 12,000 shares held by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. and Mrs. Rhind and a third director share voting and investment power over the shares held by the charitable foundation, but disclaim beneficial ownership of them. Mrs. Rhind's address is 830 Normandy Lane, Glenview, Illinois 60025.

(3) The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 2001 according to a Schedule 13G filed with the Securities and Exchange Commission in January 2002. Dimensional Fund Advisors' address is 1299 Ocean Avenue, Santa Monica, California 90401.

(4) The shares owned by Ernest and Patricia R. Ohnell listed in the table are shown as being owned as of February 29, 2000 according to a Schedule 13D filed with the Securities and Exchange Commission in March 2000. Ernest Ohnell directly owned 127,700 shares and his wife, Patricia Ohnell, directly owned 39,000 shares. The Ohnells' address is 75 Khakum Road, Greenwich, Connecticut 06831.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and 10% stockholders to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company believes that all such filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          PricewaterhouseCoopers LLP has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to act as the Company's independent public accountants for the fiscal year ending April 30, 2003. PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended April 30, 2002. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting and will be afforded an opportunity to make a statement if he desires to do so and to respond to questions by stockholders.

                        PROXIES AND VOTING AT THE MEETING

          The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company's common stock.

          At the close of business on July 5, 2002, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,469,996 shares of common stock of the Company outstanding and entitled to vote.

          Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or in person at the meeting.

          The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the three nominees for director. Approval of any other matter submitted to the stockholders for their consideration at the meeting requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter other than the election of directors, may have the same legal effect as a vote against the matter. With respect to the election of directors, an abstention, direction to withhold authority or broker non-vote will have no effect. An automated system administered by the Company's transfer agent will be used to tabulate votes.

          A stockholder entitled to vote for the election of directors can withhold authority to vote for any of the nominees.

                              STOCKHOLDER PROPOSALS

          The deadline for receipt of stockholder proposals for inclusion in the Company's 2003 proxy material is March 19, 2003. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder's name and address as it appears on the Company's records and the number of shares of the Company's common stock beneficially owned by such stockholder. In addition,
(i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act. All other proposals to be presented at the meeting must be delivered to the Secretary of the Company, in writing, by June 2, 2003.

                              FINANCIAL STATEMENTS

          The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 2002 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                                  OTHER MATTERS

          Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

                                            By Order of the Board of Directors

                                            /s/ D. Michael Parker

                                            D. MICHAEL PARKER
                                            Secretary

July 17, 2002

--------------------------------------------------------------------------------

                                      PROXY

                         KEWAUNEE SCIENTIFIC CORPORATION
                             2700 West Front Street
                     Statesville, North Carolina 28677-2927

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John C. Campbell, Jr.; James T. Rhind; and William A. Shumaker as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 5, 2002, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 28, 2002 and at any adjournment thereof.

     Your vote for three directors may be indicated on the reverse side. Wiley
N. Caldwell and Silas Keehn have been nominated for election as Class I Directors and Margaret Barr Bruemmer has been nominated for election as a Class III Director.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------

                            . FOLD AND DETACH HERE .

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

--------------------------------------------------------------------------------
This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 below. Please mark your vote inside one box below.

Please mark your votes as indicated in this example [X]

 1.Election of Class I Directors:
   01 Wiley N. Caldwell and 02 Silas Keehn
   Election of Class III Director:
   03 Margaret Barr Bruemmer

                  FOR                                      WITHHOLD AUTHORITY
              the nominees                                    to vote for
          listed above (except as                            the nominees
          marked to the contrary)                            listed above

                  [_]                                             [_]

If you wish to withhold authority for any of the nominees, write such nominee's name in this space ______________

 2.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

Dated:_________________________________________________________, 2002

_____________________________________________________________________
                             Signature

_____________________________________________________________________
                     Signature if held jointly

IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or full title. If stock is held jointly, each joint owner should sign.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

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